Exhibit 10.4.1

Synova Healthcare Group, Inc.

1400 North Providence Road, Suite 6010

Media, Pennsylvania 19063

September     , 2007

To the Purchasers Identified on

Schedule A to this Letter

Re:	Synova Healthcare Group, Inc. Proposed Financing

Ladies and Gentlemen:

This letter is to evidence certain consents, waivers, confirmations and amendments that relate to the following documents: (i) that certain Securities Purchase Agreement dated January 12, 2007 (the “Purchase Agreement”), among Synova Healthcare Group, Inc. (the “Company”), and each of the purchasers (collectively, the “Purchasers”) of the Company’s 6.5% Senior Convertible Promissory Notes due January 12, 2012 (the “Senior Notes”) and related common stock purchase warrants (collectively, the “Warrants”); (ii) that certain Registration Rights Agreement dated January 12, 2007, by and among the Company and certain of the Purchasers signatory thereto (the “Registration Rights Agreement”); (iii) that certain Guarantee Agreement dated January 12, 2007 (the “Guarantee Agreement”), among Synova Healthcare, Inc., Synova Pre-Natal Healthcare, Inc. and Allendale Pharmaceuticals, Inc. (collectively, the “Guarantors”), the Company, and each of the Purchasers, with respect to the Senior Notes; and (iv) the Senior Notes.

The Company expects to enter into a private placement transaction (the “Proposed Transaction”) to offer, sell and issue up to $5,000,000 in aggregate principal amount of the Company’s 6.5% Senior Convertible Promissory Notes, Series B, due September 19, 2012 (the “New Notes”), and Common Stock Purchase Warrants to purchase, in the aggregate, up to 9,000,000 shares of the Company’ common stock, par value $0.001 per share (the “New Warrants”), solely to one or more purchasers who are accredited investors as defined in the Securities Act of 1933, as amended (the “Securities Act”). Accordingly, to facilitate the Proposed Transaction, the Company is hereby seeking, and each Purchaser that signs this letter hereby grants, each of the consents, waivers, amendments and confirmations described in this letter. The Company has supplied the Purchasers with drafts of the documents relating to the New Notes.

As consideration and payment for the consents, waivers, amendments and confirmations contained in this letter, the Company, each Guarantor and certain other subsidiaries of the Company will enter into a Security Agreement in favor of the Purchasers. Pursuant to the Security Agreement, the Company will grant a first priority security interest in substantially all of the assets of the Debtors (as defined in the Security Agreement) to secure the Senior Notes. In addition, Synova Healthcare, Inc. and Todays Womencare Company will enter into a certain Patents, Trademarks, and Copyrights Security Agreement, whereby they will each agree grant in favor of the Purchasers a security interest in certain intellectual property.

By executing this letter, each undersigned Purchaser hereby consents to the Company’s issuance of the New Notes and the New Warrants and confirms that it does not desire to invest in the Proposed Transaction. In addition, the following sections of this letter describe the various specific consents, waivers, confirmations and amendments that apply to each of the respective documents indicated below. All capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Purchase Agreement, the Senior Notes, the Registration Rights Agreement or the Guarantee Agreement, as the case may be.

A. Consents, Waivers, Confirmations and Amendment Under the Purchase Agreement.

1. Pursuant to Section 4.10 of the Purchase Agreement, the Company is obligated to reserve and keep available at all times for issuance a number of shares of Common Stock equal to 120% of the number of shares of Common Stock that may be issued pursuant to the conversion in full of all of the Senior Notes and the exercise in full of all of the Warrants. The issuance of the New Notes may cause the Company to have insufficient shares of Common Stock available for issuance taking consideration of existing reservation requirements.

2. Pursuant to Section 4.12(a) of the Purchase Agreement, the Company must deliver, at least 10 Trading Days prior to the closing of a Subsequent Financing, a written notice (the “Pre-Notice”) of its intention to effect a Subsequent Financing. Certain Purchasers may have been furnished with the Pre-Notice less than 10 Trading Days prior to the closing of the Subsequent Financing.

3. Pursuant to Section 5.3 of the Purchase Agreement, the Company and its Subsidiaries are prohibited from creating, incurring, assuming or becoming liable in any manner in respect of, any Indebtedness, except as otherwise provided in the Purchase Agreement. In connection with the Proposed Transaction, the Company will issue Indebtedness in the form of the New Notes, and the Guarantors will guarantee all of the Company’s obligations thereunder.

4. Pursuant to Section 5.4 of the Purchase Agreement, the Company and its Subsidiaries are prohibited from creating or permitting to exist any Lien upon any of their respective properties, except as otherwise provided in the Purchase Agreement. In connection with the Proposed Transaction, the Company and its Subsidiaries will be granting security interests in substantially all of their assets.

5. Pursuant to Section 5.5 of the Purchase Agreement, the Company and its Subsidiaries are prohibited from amending their articles of incorporation so as to adversely affect the rights or privileges granted under the Senior Notes. After the Proposed Transaction is completed, the Company desires to seek stockholder approval to amend its Articles of Incorporation, as amended, to increase the number of authorized Common Stock thereunder.

6. Pursuant to Section 5.9 of the Purchase Agreement, the Company shall not, and shall not permit any Subsidiary, to enter into, or suffer to exist, any agreement with any Person which prohibits or limits such Person’s ability to (a) pay Indebtedness owed to the Purchasers and (b) make loans or advances to the Company, subject to certain exceptions, or guarantee Indebtedness of the Company. The Proposed Transaction may constitute, or be deemed to have the effect of constituting, an agreement that would ordinarily be prohibited by this provision.

7. Pursuant to Section 5.12 of the Purchase Agreement, the Company and its Subsidiaries are prohibited from making loans or advances to another entity, guaranteeing obligations of another entity, or investing in another entity, except as otherwise provided in the Purchase Agreement. In connection with the Proposed Transaction, the Company will issue Indebtedness in the form of the New Notes.

8. The Company is seeking to clarify and confirm with the Purchaser that clause (b) of the definition of “Exempt Issuance” contained in Section 1.1 of the Purchase Agreement includes any issuance by the Company of Common Stock or Common Stock Equivalents required by or pursuant to the terms of any agreement that was in effect on the Original Issue Date (except that an Exempt Issuance will not be deemed to include any such agreement that may be modified to increase the number of shares of Common Stock issuable thereunder).

9. The Company is seeking to confirm with the Purchaser that the indemnification provisions of Section 4.9 of the Purchase Agreement do not apply with respect to a claim for which such Purchaser Party is seeking indemnity under the Registration Rights Agreement. In this case, the indemnification provisions of Section 5 of the Registration Rights Agreement would control instead.

In accordance with Section 6.5 of the Purchase Agreement, by executing and delivering this letter to the Company, each Purchaser hereby consents to the Company’s entering into the Proposed Transaction and hereby waives:

•

the performance by the Company of its obligation under Section 4.10 of the Agreement to reserve additional shares of Common Stock equal to at least 20% of the number of shares of Common Stock issuable upon the conversion of the Senior Notes in full and the exercise of the Warrants in full;

•

the performance by the Company of its obligation under Section 4.12(a) of the Purchase Agreement to give the Pre-Notice to the Purchasers at least 10 Trading Days prior to the closing of a Subsequent Financing;

•	the application of the restrictions set forth in the covenants in Sections 5.3, 5.4, 5.9 and 5.12 of the Purchase Agreement as they relate to the Proposed Transaction; and

•

the application of the restriction set forth in Section 5.5 of the Purchase Agreement with respect to the proposed amendment of the Company’s Articles of Incorporation to permit the increase to its maximum authorized number of shares of Common Stock.

Furthermore, the undersigned Purchaser hereby concurs in the Company’s view and understanding of the definition of “Exempt Issuance” and the scope of the indemnification provisions in Section 4.9 of the Purchase Agreement as set forth above.

In addition, for the consideration specified herein, the receipt and sufficiency of which are hereby acknowledged, the Company and the Investor hereby agree to amend the Purchase Agreement to delete and replace the definition of “Transaction Documents” with the following:

“Transaction Documents” means this Agreement, the Notes, the Warrants, the Registration Rights Agreement, the Guarantee Agreement, the Lockup Agreements, the Security Agreement, dated as of September 19, 2007, among the Company, the Guarantors and the Purchasers, and any other documents or agreements executed in connection with the transactions contemplated hereunder.”

The foregoing consents, waivers, confirmations and amendment are limited to the matters specifically set forth above and shall not be deemed to constitute a consent, waiver, confirmation or amendment with respect to any other matter.

B. Consents, Waivers and Confirmations under the Registration Rights Agreement.

1. Section 2(c) of the Registration Rights Agreement also requires that, upon receipt of a Demand Notice from a Holder, the Company must register for resale under the Securities Act up to 120% of the Holder’s then outstanding and issuable Registrable Securities not registered for resale under a then existing and effective registration statement, under the Securities Act subject to certain cutbacks and other limitations. In accordance with the waiver of Section 4.10 of the Purchase Agreement, the Company is seeking a waiver of the Company’s requirement to register the additional 20% of such Registrable Securities.

2. The Company is seeking to confirm with the Purchaser that, for purposes of Section 6(f) of the Registration Rights Agreement, the term “outstanding Registrable Securities” shall be construed to mean, if none of the Registrable Securities are then outstanding, the aggregate number of Underlying Shares.

In accordance with Section 6(f) of the Registration Rights Agreement, by executing and delivering this letter to the Company, each Purchaser hereby waives the application of the requirement under Section 2(c) of the Registration Rights Agreement to register an additional 20% of the Registrable Securities which a Holder elects to have registered. Furthermore, each Purchaser hereby concurs in the Company’s view and understanding of Section 6(f) of the Registration Rights Agreement as set forth above. The foregoing waiver and confirmation are limited to the matters specifically set forth above and shall not be deemed to constitute a consent, waiver or confirmation with respect to any other matter.

C. Consent and Waiver under the Guarantee Agreement.

Pursuant to Article 3 of the Guarantee Agreement, the Company and the Guarantors agreed not to create, incur, assume or permit to exist, any Lien on any of the assets of the Company or the Guarantors. In connection with the Proposed Transaction, the Company and the Guarantors will be granting security interests in certain of the assets of the Company and the Guarantors. In accordance with Section 11.2 of the Guarantee Agreement, by executing and delivering this letter to the Company, each Purchaser hereby waives the restrictions set forth in Article 3 of the Guarantee Agreement as it relates to the Proposed Transaction. The foregoing waiver is limited to the matters specifically set forth above and shall not be deemed to constitute a waiver with respect to any other matter.

D. Waivers of Senior Notes.

Pursuant to Sections 1 and 7(a) of the Senior Note, an “Event of Default” is deemed to occur upon, among other things: (i) the occurrence or entering into by the Company or any subsidiary, or consummation of, any Change of Control; (ii) the failure to observe or perform any covenant, condition or agreement contained in any Transaction Document (except for specified failures), and such failure shall continue unremedied for the period of time specified in the Senior Note; (iii) the creation of any Lien by the Company upon any of its properties, except as otherwise permitted pursuant to the Purchase Agreement; (iv) the occurrence of an Event of Default under any other Senior Note; and (v) a Registration Statement under the Registration Rights Agreement is not effective as to all Registrable Securities (as defined in the Registration Rights Agreement), and available for use by the holders of Registrable Securities, for in excess of an aggregate of 30 Trading Days during the Effectiveness Period (as defined in the Registration Rights Agreement).

The Investor hereby waives any and all Events of Default (as defined in the Senior Notes) which might otherwise result from consummation of the Proposed Transaction and other transaction contemplated by this letter. Except for the waiver of clause (xvii) of the definition of “Event of Default” under the Senior Note, the foregoing waivers are limited to the matters specifically set forth above and shall not be deemed to constitute a waiver or consent with respect to any other matter.

E. Amendments to Senior Notes.

Furthermore, for the consideration specified herein, the receipt and sufficiency of which are hereby acknowledged, the Company and the Investor hereby agree to amend the Senior Notes as follows:

1. “Change of Control.” Clause (ii) of the definition of “Change of Control” shall be deleted and replaced in its entirety to read as follows:

(ii) a replacement of more than one-half of the members of the Company’s board of directors in a twelve month period in a single election of directors that is not approved by at least a majority of (x) those individuals who were members of the board of directors on January 12, 2007, (y) those individuals who were nominated or appointed to the board of directors by at least a majority of such members of the board of directors (collectively, the persons referenced in clauses (x) and (y) shall be referred to herein as the “Incumbent Directors”), and (z) any member of the board of directors who was nominated or appointed by an Incumbent Director;

2. “EBITDA.” The definition of “EBITDA” shall be deleted and replaced in its entirety to read as follows:

“EBITDA” means the net income of the Company from continuing operations before interest expense (income), income taxes, depreciation and amortization expense, adding back non-cash charges including, without limitation, compensation charges for equity grants and charges for unconsolidated losses (gains), determined directly or indirectly from the financial statements of the Company contained in the Quarterly Report on Form 10-QSB (or Form 10-Q) or Annual Report on Form 10-KSB (or Form 10-K) of the Company for the applicable periods.

3. “EBITDA Target.” The tabular information contained in the definition of “EBITDA Target” shall be deleted in its entirety and replaced with the following:

Target EBITDA		For the 12 Months Ended
($6.9 million	)	December 31, 2007
($6.5 million	)	March 31, 2008
($6.0 million	)	June 30, 2008
($4.5 million	)	September 30, 2008
($2.8 million	)	December 31, 2008
$0 million		March 31, 2009
$1.0 million		June 30, 2009
$2.0 million		September 30, 2009
$3.0 million		December 31, 2009
$4.0 million		March 31, 2010
$5.0 million		June 30, 2010
$6.5 million		September 30, 2010 and thereafter.

4. “Equity Conditions are Satisfied.”

(a)	Clause (iii) of the definition of “Equity Conditions are Satisfied” shall be deleted in its entirety and replaced with the following:

“(iii) a Registration Statement shall have become effective for such number of Registrable Securities as are then required to have been registered for resale on or before such date of determination in accordance with the terms of the Registration Rights Agreement and the prospectus under such Registration Statement is then available for the sale of all such Registrable Securities held by the Investor;”

(b)	Clause (iv) of the definition of “Equity Conditions are Satisfied” shall be deleted in its entirety and replaced with the following:

“(iv) such issuance would be permitted in full without violating the rules or regulations of the Eligible Market on which such shares are listed or quoted”

5. “Event of Default.” The following amendments to the definition of “Event of Default” shall be made:

(a)	Clause (xvii). Clause (xvii) of the definition of “Event of Default” shall be deleted and replaced in its entirety with the following:

“(xvii) there shall have been a period in excess of an aggregate of 30 Trading Days (which need not be consecutive Trading Days) during any Effectiveness Period (as defined in the Registration Rights Agreement) during which a Registration Statement under the Registration Rights Agreement was not available for use by the holders of Registrable Securities.”

(b)	Clause (xx). Clause (xx) of the definition of “Event of Default” shall be deleted and replaced in its entirety with the following:

“(xx) the Company’s EBITDA is less than the EBITDA Target at the end of any calendar quarter commencing with the quarter ended December 31, 2007; provided, however, that failure to meet the EBITDA Target shall not constitute an Event of Default if: (a) the VWAP of the Common Stock for 20 Trading Days during any 30 consecutive Trading Day period during the applicable calendar quarter was greater than 200% of the Conversion Price (subject to adjustment pursuant to Section 10), and (b) the average daily trading volume for the Common Stock for the 30 Trading Day period referenced in clause (a) above was 67,500 shares.”

(c)	Clause xxii. The following should be added as Clause (xxii) to the definition of “Event of Default”

“(xxii) any violation by the Company of Section 8 or 14(e) of the 6.5% Senior Convertible Promissory Notes Due September 19, 2012.”

6. Subsequent Equity Sales. Section 10(d)(iii) of the Senior Note shall be deleted in its entirety and replaced with the following:

“(iii) Notwithstanding the foregoing, no adjustment will be made under this paragraph (d) in respect of: (1) the issuance of securities upon the exercise, exchange or conversion of any Common Stock Equivalents, or pursuant to any penalty, anti-dilution or similar requirements associated with securities that have been issued or agreements that have been entered into by the Company on or prior to the Original Issue Date of this Note (but such adjustment shall apply to any amendments, modifications, and reissuances thereof and as a result of any changes, resets or adjustments to a conversion or exchange price thereunder whether or not as a result of any amendment, modification or reissuance), (2) the grant of options or warrants, or the issuance of additional securities in connection with the exercise thereof, under any duly authorized Company stock option, stock incentive plan, restricted stock plan or stock purchase plan in existence on the Closing Date, or (3) securities issued pursuant to the Allendale Acquisition Agreement.”

7. Investor’s Prepayment Option. Section 12(b) of the Senior Note shall be deleted in its entirety and replaced with the following:

“(b) At Investor’s Option. The Company shall redeem this Note, in whole or in part, at 115% of the redeemed portion of the principal balance plus any accrued and unpaid interest thereon, if and to the extent that the Investor requests such a redemption in writing: (i) on any day within the 30 Trading Days following the release of the Company’s earnings for the twelve month period ending December 31, 2008 (or, if the Company shall not have released such earnings by March 31, 2009, then on any day within the 30 Trading Days commencing April 1, 2009), or (ii) on any day within the 30 Trading Days following the release of the Company’s earnings for the twelve month period ending December 31, 2009 (or, if the Company shall not have released such earnings by March 31, 2010, then on any day within the 30 Trading Days commencing April 1, 2010); provided, however, that if (1) the Equity Conditions Are Satisfied as to the Common Stock issuable under this Note and (2) the Common Stock (a) is trading above 175% of the Conversion Price for 20 out of the 30 consecutive Trading Days immediately preceding the related earnings release, and (b) has a daily dollar trading volume in excess of $225,000 for 20 out of 30 such Trading Days, then the Investor’s redemption right under this Section 12(b) shall not apply for that period.

8. Additional Covenants and Negative Covenants. Section 13 of the Senior Note shall be deleted in its entirety and replaced with the following:

“13. Additional Covenants and Negative Covenants. Each of the covenants and negative covenants of the Company set forth in the Purchase Agreement are hereby incorporated herein by reference as if set forth in this Note in their entirety, and the Company hereby agrees in favor of the Investors to comply with each of the covenants and negative covenants; provided, however, that notwithstanding the foregoing, this provision shall not operate (a) to affect in any way the requirements regarding the amendment or waiver of any provision contained in the Purchase Agreement pursuant to Section 6.5 thereof, or (b) to require a greater number of holders of Senior Notes to approve or consent to any such amendment or waiver.”

9. Notices. Section 14 of the Senior Note shall be deleted in its entirety and replaced with the following:

“14. Notices. Any and all notices or other communications or deliveries hereunder (including without limitation any Conversion Notice) shall be in writing and shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via e-mail or via facsimile at the facsimile number specified in this Section prior to 5:30 p.m. (New York City time) on a Trading Day, (ii) the next Trading Day after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number specified in this Section on a day that is not a Trading Day or later than 5:30 p.m. (New York City time) on any Trading Day, (iii) the Trading Day following the date of mailing, if sent by nationally recognized overnight courier service, or (iv) upon actual receipt by the party to whom such notice is required to be given. The addresses for such communications shall be: (i) if to the Company, to 1400 North Providence Road, Suite 6010, Media, Pennsylvania, 19063, facsimile: (610) 565-7081, attention: Chief Financial Officer, (ii) if to the Investor, to the address or facsimile number appearing on the Company’s shareholder records or such other address or facsimile number as the Investor may provide to the Company in accordance with this Section.”

The Company confirms that as of the date hereof, no Event of Default under the Senior Notes has occurred.

Very truly yours,

SYNOVA HEALTHCARE GROUP, INC.

By:	/s/ Stephen E. King
Name:	Stephen E. King
Title:	Chief Executive Officer

ACKNOWLEDGED, AGREED AND ACCEPTED BY:

NAME OF PURCHASER:

By:
Name:
Title:

DATE:

{Signature Page to Consent, Amendment and Waiver Letter}

SCHEDULE A